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                                  EXHIBIT 5.1

                       Blank Rome Comisky & McCauley LLP
                               Counselors at Law
                               One Logan Square
                     Philadelphia, Pennsylvania 19103-6998
                                 215-569-5500
                               Fax 215-569-5555

February 11, 1998

SunGard Data Systems Inc.
1285 Drummers Lane
Wayne, PA 19087

Gentlemen:

We have acted as counsel to SunGard Data Systems Inc. ("Company") in connection with the preparation of the Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company under the Securities Exchange Act of 1933, as amended, relating to the offer and sale of up to 72,497 shares in the aggregate of common stock, par value $.01 per share ("Common Stock"), relating to certain options outstanding under the BancWare, Inc. 1988 Incentive Stock Option Plan, the BancWare, Inc. Non-Qualified Stock Option Agreements and the May Consulting, Inc. Executive Long-Term Stock Investment Plan (the "Plans"). This opinion is furnished pursuant to the requirement of item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined the following documents: (i) the Company's Certificate of Incorporation and By-laws, as amended and restated since the inception of the Company, (ii) resolutions adopted by the Board of Directors with respect to the acquisitions of BancWare, Inc. and May Consulting, Inc., (iii) the Registration Statement and (iv) the Plans. We have not performed any independent investigation other than the document examination described.
Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of Delaware.

Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement and the Plans, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

 /s/Blank Rome Comisky & McCauley LLP

BLANK ROME COMISKY & McCAULEY LLP